Exhibit 99.1

Oaktree Specialty Lending Corporation Announces Third Fiscal Quarter 2021 Financial Results and Declares Increased Distribution of $0.145 Per Share

LOS ANGELES, CA, August 5, 2021 - Oaktree Specialty Lending Corporation (NASDAQ: OCSL) (“Oaktree Specialty Lending” or the “Company”), a specialty finance company, today announced its financial results for the fiscal quarter ended June 30, 2021.

Financial Highlights for the Quarter Ended June 30, 2021

•

Total investment income was $65.4 million ($0.36 per share) for the third fiscal quarter of 2021, up from $41.9 million ($0.29 per share) for the second fiscal quarter of 2021. The increase was primarily driven by the first full quarter of interest income earned on the assets acquired in the merger with Oaktree Strategic Income Corporation (“OCSI”) (the “Merger”), original issue discount (“OID”) accretion that resulted from Merger-related accounting adjustments and higher OID acceleration and prepayment fees resulting from exits of investments. Excluding the Merger-related income accretion, adjusted total investment income was $60.4 million ($0.33 per share).

•

GAAP net investment income was $35.9 million ($0.20 per share) for the third fiscal quarter of 2021, as compared with $18.1 million ($0.12 per share) for the second fiscal quarter of 2021. The increase was primarily driven by higher total investment income and lower accrued Part II incentive fees, offset by higher interest expense and higher base management fees (net of waivers) as a result of additional outstanding borrowings and a larger investment portfolio, respectively, following the Merger.

•

Adjusted net investment income was $33.7 million ($0.19 per share) for the third fiscal quarter of 2021, as compared with $21.1 million ($0.14 per share) for the second fiscal quarter of 2021. The increase was primarily driven by higher adjusted total investment income, offset by higher interest expense and higher base management fees (net of waivers) as a result of additional outstanding borrowings and a larger investment portfolio, respectively, following the Merger.

•

Net asset value (“NAV”) per share was $7.22 as of June 30, 2021, up 1.8% from $7.09 as of March 31, 2021. The increase was primarily driven by realized and unrealized gains on certain debt and equity investments during the quarter and adjusted net investment income earned in excess of the June distribution to stockholders.

•

Originated $178.4 million of new investment commitments and received $170.6 million of proceeds from prepayments, exits, other paydowns and sales during the quarter ended June 30, 2021. Of these new investment commitments, 79% were first lien loans, 14% were second lien loans and 7% were subordinated debt investments. The weighted average yield on new debt investments was 9.2%.

•	No investments were on non-accrual status as of June 30, 2021.

•	Total debt outstanding was $1,114.1 million as of June 30, 2021. The total debt to equity ratio was 0.86x, and the net debt to equity ratio was 0.79x, after adjusting for cash and cash equivalents.

•

The Company issued $350 million of unsecured notes during the quarter ended June 30, 2021 that mature on January 15, 2027 and bear interest at a rate of 2.7%. In connection with the issuance of the 2027 Notes, the Company entered into an interest rate swap agreement under which the Company receives a fixed interest rate of 2.7% and pays a floating rate of the three-month LIBOR plus 1.658% on a notional amount of $350 million.

•

Liquidity as of June 30, 2021 was composed of $84.7 million of unrestricted cash and cash equivalents and $635.9 million of undrawn capacity under the credit facilities (subject to borrowing base and other limitations). Unfunded investment commitments were $288.0 million, or $239.0 million excluding unfunded commitments to the Company’s joint ventures. Of the $239.0 million, approximately $166.2 million can be drawn immediately as the remaining amount is subject to certain milestones that must be met by portfolio companies.

•

A quarterly cash distribution was declared of $0.145 per share, up 11.5% from the prior quarter and the fifth consecutive quarterly distribution increase. The distribution will be paid in cash and is payable on September 30, 2021 to stockholders of record on September 15, 2021.

Armen Panossian, Chief Executive Officer and Chief Investment Officer, said, “The third quarter was highlighted by strong earnings and continued robust portfolio performance. Adjusted net investment income was $0.19 per share, up 58% from the same quarter a year earlier. This reflected new origination activity at attractive yields over the prior year and the successful exit of one of our opportunistic investments made in the wake of the pandemic. NAV grew again this quarter to $7.22 per share, a 1.8% increase from March 31, 2021, as the portfolio continues to perform well and our credit quality remains excellent.”

Mathew Pendo, President and Chief Operating Officer, said, “We made several improvements to our capital structure during the quarter, creating flexibility and reducing overall borrowing costs. Importantly, we increased the size of our syndicated credit facility to $950 million from $800 million and extended its maturity by two years. We also retired a higher cost credit facility acquired from OCSI, and we issued $350 million of unsecured notes. These and other changes further bolstered our funding versatility and positioned us well for new investment opportunities.

“Additionally, based on our strong and consistent earnings, our Board increased the quarterly dividend by 12% to $0.145 per share, the fifth consecutive quarterly increase. At this level, the dividend is 38% higher than a year earlier and demonstrates OCSL’s improved performance.”

Chief Financial Officer and Treasurer Transition

On August 4, 2021, Mel Carlisle announced his resignation as Chief Financial Officer and Treasurer of the Company, effective November 30, 2021, to assume another senior management role within Oaktree. Subject to approval by the Company’s Board of Directors, the Company expects to appoint Christopher McKown, Managing Director of Oaktree and the Company’s Assistant Treasurer, to succeed Mr. Carlisle as Chief Financial Officer and Treasurer of the Company.

Mr. Carlisle will continue to serve in his current role during the transition period to help ensure a smooth transition of responsibilities.

Armen Panossian, Chief Executive Officer and Chief Investment Officer, said, “We are tremendously grateful to Mel for all of his contributions to the Company over the last four years. He has built a first-rate accounting and financial reporting team and played an integral part in our growth as a firm. We wish him the very best as he moves onto his new role at Oaktree.”

Mr. McKown is responsible for fund accounting and reporting for Oaktree’s Strategic Credit strategy. Prior to joining Oaktree in 2011, Mr. McKown spent nearly eight years at KPMG LLP, most recently as an audit senior manager in the Investment Management practice. Mr. McKown received a B.A. degree in business economics with a minor in accounting cum laude from the University of California, Los Angeles and is a Certified Public Accountant (inactive).

Mr. Panossian continued, “In his ten years with Oaktree, Chris has demonstrated strong leadership abilities and financial acumen. He has worked closely with Mel to successfully build out our BDC finance organization and integrate the Company onto the Oaktree platform nearly four years ago.”

Distribution Declaration

The Board of Directors declared a quarterly distribution of $0.145 per share, an increase of 11.5%, or $0.015 per share, from the prior quarter and the fifth consecutive quarterly distribution increase, payable on September 30, 2021 to stockholders of record on September 15, 2021.

Distributions are paid primarily from distributable (taxable) income. To the extent taxable earnings for a fiscal taxable year fall below the total amount of distributions for that fiscal year, a portion of those distributions may be deemed a return of capital to the Company’s stockholders.

Results of Operations

	For the three months ended
($ in thousands, except per share data)	June 30, 2021 (unaudited)	March 31, 2021 (unaudited)	June 30, 2020 (unaudited)
GAAP operating results:
Interest income	$51,999	$35,655	$30,112
PIK interest income	4,597	3,801	2,183
Fee income	7,823	2,278	1,827
Dividend income	1,019	209	281

Total investment income	65,438	41,943	34,403
Net expenses	29,148	23,829	17,633

Net investment income before taxes	36,290	18,114	16,770
(Provision) benefit for taxes on net investment income	(358)	—	—

Net investment income	35,932	18,114	16,770
Net realized and unrealized gains (losses), net of taxes	11,106	70,003	103,461

Net increase (decrease) in net assets resulting from operations	$47,038	$88,117	$120,231

Total investment income per common share	$0.36	$0.29	$0.24
Net investment income per common share	$0.20	$0.12	$0.12
Net realized and unrealized gains (losses), net of taxes per common share	$0.06	$0.48	$0.73
Earnings (loss) per common share — basic and diluted	$0.26	$0.60	$0.85
Non-GAAP Financial Measures[1]:
Adjusted total investment income	$60,378	$41,278	$34,403
Adjusted net investment income	$33,709	$21,058	$16,770
Adjusted net realized and unrealized gains (losses), net of taxes	$16,151	$36,607	$103,461
Adjusted earnings (loss)	$47,023	$54,056	$120,231
Adjusted total investment income per share	$0.33	$0.28	$0.24
Adjusted net investment income per share	$0.19	$0.14	$0.12
Adjusted net realized and unrealized gains (losses), net of taxes per share	$0.09	$0.25	$0.73
Adjusted earnings (loss) per share	$0.26	$0.37	$0.85

[1]

See Non-GAAP Financial Measures below for a description of the non-GAAP measures and the reconciliations from the most comparable GAAP financial measures to the Company’s non-GAAP measures, including on a per share basis. The Company’s management uses these non-GAAP financial measures internally to analyze and evaluate financial results and performance and believes that these non-GAAP financial measures are useful to investors as an additional tool to evaluate ongoing results and trends for the Company and to review the Company’s performance without giving effect to non-cash income/gain resulting from the Merger and in the case of adjusted net investment income, without giving effect to capital gains incentive fees. The presentation of non-GAAP measures are not intended to be a substitute for financial results prepared in accordance with GAAP and should not be considered in isolation.

	As of
($ in thousands, except per share data and ratios)	June 30, 2021 (unaudited)		March 31, 2021 (unaudited)		September 30, 2020
Select balance sheet and other data:
Cash and cash equivalents	$84,689		$39,872		$39,096
Investment portfolio at fair value	2,339,301		2,327,353		1,573,851
Total debt outstanding (net of unamortized financing costs)	1,104,099		1,109,897		709,315
Net assets	1,302,414		1,278,823		914,879
Net asset value per share	7.22		7.09		6.49
Total debt to equity ratio	0.86	x	0.87	x	0.78	x
Net debt to equity ratio	0.79	x	0.84	x	0.74	x

Adjusted total investment income for the quarter ended June 30, 2021 was $60.4 million and included $46.9 million of interest income from portfolio investments, $4.6 million of payment-in-kind (“PIK”) interest income, $7.8 million of fee income and $1.0 million of dividend income. The increase of $19.1 million from the prior quarter was primarily driven by the first full quarter of interest income earned on the assets acquired from the Merger and higher OID acceleration and prepayment fees resulting from exits of investments.

Net expenses for the quarter totaled $29.1 million, up $5.3 million from the quarter ended March 31, 2021. The increase in net expenses was primarily driven by $2.5 million of higher accrued Part I incentive fees as a result of higher adjusted total investment income, $2.3 million of higher interest expense and $1.2 million of higher base management fees (net of waivers) as a result of additional outstanding borrowings and a larger investment portfolio, respectively, following the Merger, partially offset by $0.8 million of lower accrued Part II incentive fees.

Adjusted net investment income was $33.7 million ($0.19 per share) for the quarter ended June 30, 2021, up from $21.1 million ($0.14 per share) for the quarter ended March 31, 2021, primarily driven by $19.1 million of higher adjusted total investment income, partially offset by $6.0 million of higher net expenses (excluding Part II incentive fees) and $0.4 million of income tax expense.

Adjusted net realized and unrealized gains, net of taxes, were $16.2 million for the quarter and were primarily driven by gains on certain debt and equity investments.

Portfolio and Investment Activity

	As of
($ in thousands)	June 30, 2021 (unaudited)	March 31, 2021 (unaudited)	June 30, 2020 (unaudited)
Investments at fair value	$2,339,301	$2,327,353	$1,561,153
Number of portfolio companies	135	137	119
Average portfolio company debt size	$17,600	$17,600	$14,600

Asset class:
Senior secured debt	86.7%	86.5%	80.9%
Unsecured debt	1.4%	1.1%	7.2%
Equity	3.9%	4.4%	4.7%
JV interests	8.1%	8.0%	7.0%
Limited partnership interests	—%	—%	0.2%

Non-accrual debt investments:
Non-accrual investments at fair value	$—	$—	$2,497
Non-accrual investments as a percentage of debt investments	—%	—%	0.2%
Number of investments on non-accrual	—	—	3

Interest rate type:
Percentage floating-rate	91.4%	91.8%	86.2%
Percentage fixed-rate	8.6%	8.2%	13.8%

Yields:
Weighted average yield on debt investments[1]	8.4%	8.3%	8.1%
Cash component of weighted average yield on debt investments	7.1%	7.1%	6.9%
Weighted average yield on total portfolio investments[2]	8.0%	7.8%	7.6%

Investment activity[3]:
New investment commitments	$178,400	$317,700	$260,500
New funded investment activity[4]	$165,300	$301,800	$198,500
Proceeds from prepayments, exits, other paydowns and sales	$170,600	$228,900	$127,800
Net new investments[5]	$(5,300)	$72,900	$70,700
Number of new investment commitments in new portfolio companies	9	18	10
Number of new investment commitments in existing portfolio companies	1	2	8
Number of portfolio company exits	11	12	19

[1]

Annual stated yield earned plus net annual amortization of OID or premium earned on accruing investments, including the Company’s share of the return on debt investments in the SLF JV I and Glick JV, and excluding any amortization or accretion of interest income resulting solely from the cost basis established by ASC 805 (see Non-GAAP Financial Measures below) for the assets acquired in connection with the Merger.

[2]

Annual stated yield earned plus net annual amortization of OID or premium earned on accruing investments and dividend income, including the Company’s share of the return on debt investments in the SLF JV I and Glick JV, and excluding any amortization or accretion of interest income resulting solely from the cost basis established by ASC 805 for the assets acquired in connection with the Merger.

[3]	Excludes the assets acquired as part of the Merger.
[4]	New funded investment activity includes drawdowns on existing revolver and delayed draw term loan commitments.
[5]	Net new investments consists of new funded investment activity less proceeds from prepayments, exits, other paydowns and sales.

As of June 30, 2021, the fair value of the investment portfolio was $2.3 billion and was composed of investments in 135 companies. These included debt investments in 117 companies, equity investments in 33 companies, including limited partnership interests in one private equity fund, and the Company’s joint venture investments in Senior Loan Fund JV I, LLC (“SLF JV I”) and OCSI Glick JV LLC (“Glick JV”). 17 of the equity investments were in companies in which the Company also had a debt investment.

As of June 30, 2021, 94.5% of the Company’s portfolio at fair value consisted of debt investments, including 67.6% of first lien loans, 19.1% of second lien loans and 7.9% of unsecured debt investments, including the debt investments in SLF JV I and Glick JV. This compared to 68.3% of first lien loans, 18.2% of second lien loans and 7.6% of unsecured debt investments, including the debt investments in SLF JV I and Glick JV, at fair value as of March 31, 2021.

As of June 30, 2021, there were no investments on non-accrual status.

The Company’s investments in SLF JV I totaled $132.9 million at fair value as of June 30, 2021, up 2% from $130.4 million as of March 31, 2021. The increase in the value of the Company’s investments in SLF JV I was primarily driven by unrealized appreciation of certain liquid debt investments in the underlying investment portfolio and undistributed net investment income.

As of June 30, 2021, SLF JV I had $386.5 million in assets, including senior secured loans to 57 portfolio companies. This compared to $352.4 million in assets, including senior secured loans to 55 portfolio companies, as of March 31, 2021. As of June 30, 2021, there were no investments held by SLF JV I on non-accrual status. SLF JV I generated interest income of $1.9 million for the Company during the quarter ended June 30, 2021, up $0.2 million from $1.7 million in the prior quarter. In addition, SLF JV I generated dividend income of $0.5 million for the Company during the quarter ended June 30, 2021. As of June 30, 2021, SLF JV I had $50.4 million of undrawn capacity (subject to borrowing base and other limitations) on its $260 million senior revolving credit facility, and its debt to equity ratio was 1.4x.

The Company’s investments in Glick JV totaled $55.4 million at fair value as of June 30, 2021, up 1% from $54.6 million as of March 31, 2021. The increase in the value of the Company’s investments in Glick JV was primarily driven by unrealized appreciation of certain liquid debt investments in the underlying investment portfolio.

As of June 30, 2021, Glick JV had $148.1 million in assets, including senior secured loans to 38 portfolio companies. This compared to $137.3 million in assets, including senior secured loans to 36 portfolio companies, as of March 31, 2021. As of June 30, 2021, there were no investments held by Glick JV on non-accrual status. Glick JV generated cash interest income of $0.7 million during the quarter ended June 30, 2021, which was the first full quarter since the Company acquired the Glick JV in connection with the Merger. As of June 30, 2021, Glick JV had $18.1 million of undrawn capacity (subject to borrowing base and other limitations) on its $90 million senior revolving credit facility, and its debt to equity ratio was 1.1x.

Liquidity and Capital Resources

On May 4, 2021, the Company amended its syndicated credit facility to, among other things, (1) increase the size of the facility to $950 million (and increase the “accordion” feature to permit the Company, under certain circumstances, to increase the size of the facility to up to the greater of $1.25 billion and the Company’s net worth, as defined in the facility), (2) extend the period during which the Company may make drawings to May 4, 2025, (3) extend the final maturity date to May 4, 2026 and (4) provide that the interest rate for margin for LIBOR loans is 2.00% and the margin for alternate base rate loans is 1.00%, in each case regardless of the Company’s senior debt coverage ratio.

On May 4, 2021, the Company repaid all outstanding borrowings under its Deutsche Bank facility using borrowings under its syndicated credit facility, following which the Deutsche Bank facility was terminated.

On May 18, 2021, the Company issued $350.0 million in aggregate principal amount of the 2027 Notes for net proceeds of $344.8 million after deducting OID of $1.0 million, underwriting commissions and discounts of $3.5 million and offering costs of $0.7 million. Interest on the 2027 Notes is paid semi-annually on January 15 and July 15, beginning on January 15, 2022, at a rate of 2.7% per annum. In connection with the issuance of the 2027 Notes, the Company entered into an interest rate swap agreement under which the Company receives a fixed interest rate of 2.7% and pays a floating rate of the three-month LIBOR plus 1.658% on a notional amount of $350 million.

As of June 30, 2021, the Company had total principal value of debt outstanding of $1,114.1 million, including $464.1 million of outstanding borrowings under its revolving credit facilities, $300.0 million of the 3.500% Notes due 2025 and $350.0 million of the 2.700% Notes due 2027. The funding mix was composed of 42% secured and 58% unsecured borrowings as of June 30, 2021. The Company was in compliance with all financial covenants under its credit facilities as of June 30, 2021.

As of June 30, 2021, the Company had $84.7 million of unrestricted cash and cash equivalents and $635.9 million of undrawn capacity on its credit facilities (subject to borrowing base and other limitations). As of June 30, 2021, unfunded investment commitments were $288.0 million, or $239.0 million excluding unfunded commitments to the Company’s joint ventures. Of the $239.0 million, approximately $166.2 million could be drawn immediately as the remaining amount is subject to certain milestones that must be met by portfolio companies. The Company has analyzed cash and cash equivalents, availability under its credit facilities, the ability to rotate out of certain assets and amounts of unfunded commitments that could be drawn and believe its liquidity and capital resources are sufficient to take advantage of market opportunities in the current economic climate.

As of June 30, 2021, the weighted average interest rate on debt outstanding, including the effect of the interest rate swap agreement, was 2.4%, as compared with 2.6% as of March 31, 2021.

The Company’s total debt to equity ratio was 0.86x and 0.87x as of June 30, 2021 and March 31, 2021, respectively. The Company’s net debt to equity ratio was 0.79x and 0.84x as of June 30, 2021 and March 31, 2021, respectively.

Recent Developments

On July 2, 2021, the Company amended its credit facility with Citibank to, among other things, (1) reduce the size of the facility from $180 million to $150 million, (2) extend the reinvestment period to July 18, 2023, (3) extend the maturity date to July 18, 2024, (4) modify the interest rate on outstanding borrowings to LIBOR plus between 1.25% and 2.20% per annum on broadly syndicated loans subject to the observable market depth and pricing and LIBOR plus 2.25% per annum on all other eligible loans during the reinvestment period and (5) added provisions relating to the transition from LIBOR to the Secured Overnight Financing Rate.

Non-GAAP Financial Measures

On a supplemental basis, the Company is disclosing certain adjusted financial measures, each of which is calculated and presented on a basis of methodology other than in accordance with GAAP (“non-GAAP”). The Company’s management uses these non-GAAP financial measures internally to analyze and evaluate financial results and performance and believes that these non-GAAP financial measures are useful to investors as an additional tool to evaluate ongoing results and trends for the Company and to review the Company’s performance without giving effect to non-cash income/gain resulting from the Merger and in the case of adjusted net investment income, without giving effect to capital gains incentive fees. The presentation of the below non-GAAP measures is not intended to be a substitute for financial results prepared in accordance with GAAP and should not be considered in isolation.

•

“Adjusted Total Investment Income” and “Adjusted Total Investment Income Per Share” – represents total investment income excluding any amortization or accretion of interest income resulting solely from the cost basis established by ASC 805 (see below) for the assets acquired in connection with the Merger.

•

“Adjusted Net Investment Income” and “Adjusted Net Investment Income Per Share” – represents net investment income, excluding (i) any amortization or accretion of interest income resulting solely from the cost basis established by ASC 805 (see below) for the assets acquired in connection with the Merger and (ii) capital gains incentive fees (“Part II incentive fees”).

•

“Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes” and “Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes Per Share” – represents net realized and unrealized gains (losses) net of taxes excluding any net realized and unrealized gains (losses) resulting solely from the cost basis established by ASC 805 (see below) for the assets acquired in connection with the Merger.

•

“Adjusted Earnings (Loss)” and “Adjusted Earnings (Loss) Per Share” – represents the sum of (i) Adjusted Net Investment Income and (ii) Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes and includes the impact of Part II incentive fees[1], if any.

On March 19, 2021, the Company completed the Merger. The Merger was accounted for as an asset acquisition in accordance with the asset acquisition method of accounting as detailed in ASC 805-50, Business Combinations—Related Issues (“ASC 805”). The consideration paid to OCSI’s stockholders was allocated to the individual assets acquired and liabilities assumed based on the relative fair values of the net identifiable assets acquired other than “non-qualifying” assets, which established a new cost basis for the acquired OCSI investments under ASC 805 that, in aggregate, was significantly lower than the historical cost basis of the acquired OCSI investments prior to the Merger. Additionally, immediately following the completion of the Merger, the acquired OCSI investments were marked to their respective fair values under ASC 820, Fair Value Measurements, which resulted in unrealized appreciation. The new cost basis established by ASC 805 on debt investments acquired will accrete over the life of each respective debt investment through interest income, with a corresponding adjustment recorded to unrealized appreciation on such investment acquired through its ultimate disposition. The new cost basis established by ASC 805 on equity investments acquired will not accrete over the life of such investments through interest income and, assuming no subsequent change to the fair value of the equity investments acquired and disposition of such equity investments at fair value, the Company will recognize a realized gain with a corresponding reversal of the unrealized appreciation on disposition of such equity investments acquired.

The Company’s management uses the non-GAAP financial measures described above internally to analyze and evaluate financial results and performance and to compare its financial results with those of other business development companies that have not adjusted the cost basis of certain investments pursuant to ASC 805. The Company’s management believes “Adjusted Total Investment Income”, “Adjusted Total Investment Income Per Share”, “Adjusted Net Investment Income” and “Adjusted Net Investment Income Per Share” are useful to investors as an additional tool to evaluate ongoing results and trends for the Company without giving effect to the accretion income resulting from the new cost basis of the OCSI investments acquired in the Merger because these amounts do not impact the fees payable to Oaktree Fund Advisors, LLC (the “Adviser”) under its amended and restated advisory agreement (the “A&R Advisory Agreement”), and specifically as its relates to “Adjusted Net Investment Income” and “Adjusted Net Investment Income Per Share”, without giving effect to Part II incentive fees. In addition, the Company’s management believes that “Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes”, “Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes Per Share”, “Adjusted Earnings (Loss)” and “Adjusted Earnings (Loss) Per Share” are useful to investors as they exclude the non-cash income/gain resulting from the Merger and are used by management to evaluate the economic earnings of its investment portfolio. Moreover, these metrics align the Company’s key financial measures with the calculation of incentive fees payable to the Adviser under with the A&R Advisory Agreement (i.e., excluding amounts resulting solely from the lower cost basis of the acquired OCSI investments established by ASC 805 that would have been to the benefit of the Adviser absent such exclusion).

[1]

Adjusted earnings (loss) includes accrued Part II incentive fees. For the three months ended June 30, 2021, $2.8 million of accrued Part II incentive fees were expensed. As of June 30, 2021, the total accrued Part II incentive fee liability was $16.0 million. Part II incentive fees are contractually calculated and paid at the end of the fiscal year in accordance with the A&R Advisory Agreement, which differs from Part II incentive fees accrued under GAAP. Hypothetically, if Part II incentive fees were calculated as of June 30, 2021 under the A&R Advisory Agreement, the amount payable would have been $7.2 million.

The following table provides a reconciliation of total investment income (the most comparable U.S. GAAP measure) to adjusted total investment income for the periods presented:

	For the three months ended
	June 30, 2021 (unaudited)		March 31, 2021 (unaudited)		June 30, 2020 (unaudited)
($ in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share
GAAP total investment income	$65,438	$0.36	$41,943	$0.29	$34,403	$0.24
Less: Interest income accretion related to merger accounting adjustments	(5,060)	(0.03)	(665)	—	—	—

Adjusted total investment income	$60,378	$0.33	$41,278	$0.28	$34,403	$0.24

The following table provides a reconciliation of net investment income (the most comparable U.S. GAAP measure) to adjusted net investment income for the periods presented:

	For the three months ended
	June 30, 2021 (unaudited)		March 31, 2021 (unaudited)		June 30, 2020 (unaudited)
($ in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share
GAAP net investment income	$35,932	$0.20	$18,114	$0.12	$16,770	$0.12
Less: Interest income accretion related to merger accounting adjustments	(5,060)	(0.03)	(665)	—	—	—
Add: Part II incentive fee	2,837	0.02	3,609	0.02	—	—

Adjusted net investment income	$33,709	$0.19	$21,058	$0.14	16,770	$0.12

The following table provides a reconciliation of net realized and unrealized gains (losses), net of taxes (the most comparable U.S. GAAP measure) to adjusted net realized and unrealized gains (losses), net of taxes for the periods presented:

	For the three months ended
	June 30, 2021 (unaudited)		March 31, 2021 (unaudited)		June 30, 2020 (unaudited)
($ in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share
GAAP net realized and unrealized gains (losses), net of taxes	$11,106	$0.06	$70,003	$0.48	$103,461	$0.73
Less: Net realized and unrealized losses (gains) related to merger accounting adjustments	5,045	0.03	(33,396)	(0.23)	—	—

Adjusted net realized and unrealized gains (losses), net of taxes	$16,151	$0.09	$36,607	$0.25	$103,461	$0.73

The following table provides a reconciliation of net increase (decrease) in net assets resulting from operations (the most comparable U.S. GAAP measure) to adjusted earnings (loss) for the periods presented:

	For the three months ended
	June 30, 2021 (unaudited)		March 31, 2021 (unaudited)		June 30, 2020 (unaudited)
($ in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net increase (decrease) in net assets resulting from operations	$47,038	$0.26	$88,117	$0.60	$120,231	$0.85
Less: Interest income accretion related to merger accounting adjustments	(5,060)	(0.03)	(665)	—	—	—
Less: Net realized and unrealized losses (gains) related to merger accounting adjustments	5,045	0.03	(33,396)	(0.23)	—	—

Adjusted earnings (loss)	$47,023	$0.26	$54,056	$0.37	$120,231	$0.85

Conference Call Information

Oaktree Specialty Lending will host a conference call to discuss its third fiscal quarter 2021 results at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time on August 5, 2021. The conference call may be accessed by dialing (877) 507-4376 (U.S. callers) or +1 (412) 317-5239 (non-U.S. callers). All callers will need to reference “Oaktree Specialty Lending” once connected with the operator. Alternatively, a live webcast of the conference call can be accessed through the Investors section of Oaktree Specialty Lending’s website, www.oaktreespecialtylending.com. During the conference call, the Company intends to refer to an investor presentation that will be available on the Investors section of its website.

For those individuals unable to listen to the live broadcast of the conference call, a replay will be available on Oaktree Specialty Lending’s website, or by dialing (877) 344-7529 (U.S. callers) or +1 (412) 317-0088 (non-U.S. callers), access code 10158174, beginning approximately one hour after the broadcast.

About Oaktree Specialty Lending Corporation

Oaktree Specialty Lending Corporation (NASDAQ:OCSL) is a specialty finance company dedicated to providing customized one-stop credit solutions to companies with limited access to public or syndicated capital markets. The Company’s investment objective is to generate current income and capital appreciation by providing companies with flexible and innovative financing solutions including first and second lien loans, unsecured and mezzanine loans, and preferred equity. The Company is regulated as a business development company under the Investment Company Act of 1940, as amended, and is externally managed by Oaktree Fund Advisors, LLC, an affiliate of Oaktree Capital Management, L.P. For additional information, please visit Oaktree Specialty Lending’s website at www.oaktreespecialtylending.com.

Forward-Looking Statements

Some of the statements in this press release constitute forward-looking statements because they relate to future events, future performance or financial condition. The forward-looking statements may include statements as to: future operating results of the Company and distribution projections; business prospects of the Company and the prospects of its portfolio companies; and the impact of the investments that the Company expects to make. In addition, words such as “anticipate,” “believe,” “expect,” “seek,” “plan,” “should,” “estimate,” “project” and “intend” indicate forward-looking statements, although not all forward-looking statements include these words. The forward-looking statements contained in this press release involve risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with (i) changes in the economy, financial markets and political environment, (ii) risks associated with possible disruption in the operations of the Company or the economy generally due to terrorism, natural disasters or the COVID-19 pandemic; (iii) future changes in laws or regulations (including the interpretation of these laws and regulations by regulatory authorities); (iv) conditions in the Company’s operating areas, particularly with respect to business development companies or regulated investment companies; (v) general considerations associated with the COVID-19 pandemic; and (vi) other considerations that may be disclosed from time to time in the Company’s publicly disseminated documents and filings. The Company has based the forward-looking statements included in this press release on information available to it on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that it may make directly to you or through reports that the Company in the future may file with the Securities and Exchange Commission, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Contacts

Investor Relations:

Oaktree Specialty Lending Corporation

Michael Mosticchio

(212) 284-1900

ocsl-ir@oaktreecapital.com

Media Relations:

Financial Profiles, Inc.

Moira Conlon

(310) 478-2700

mediainquiries@oaktreecapital.com

Oaktree Specialty Lending Corporation

Consolidated Statements of Assets and Liabilities

(in thousands, except per share amounts)

	June 30, 2021 (unaudited)	March 31, 2021 (unaudited)	September 30, 2020
ASSETS
Investments at fair value:
Control investments (cost June 30, 2021: $283,707; cost March 31, 2021: $287,571; cost September 30, 2020: $245,950)	$269,478	$269,752	$201,385
Affiliate investments (cost June 30, 2021: $14,788; cost March 31, 2021: $12,138; cost September 30, 2020: $7,551)	13,959	11,200	6,509
Non-control/Non-affiliate investments (cost June 30, 2021: $2,021,729; cost March 31, 2021: $2,011,349; cost September 30, 2020: $1,415,669)	2,055,864	2,046,401	1,365,957

Total investments at fair value (cost June 30, 2021: $2,320,224; cost March 31, 2021: $2,311,058; cost September 30, 2020: $1,669,170)	2,339,301	2,327,353	1,573,851
Cash and cash equivalents	84,689	39,872	39,096
Restricted cash	2,840	3,857	—
Interest, dividends and fees receivable	15,415	11,291	6,935
Due from portfolio companies	1,394	3,283	2,725
Receivables from unsettled transactions	2,466	36,469	9,123
Due from broker	1,640	—	—
Deferred financing costs	9,413	7,076	5,947
Deferred offering costs	34	67	67
Deferred tax asset, net	735	527	847
Derivative assets at fair value	2,449	1,333	223
Other assets	2,332	2,285	1,898

Total assets	$2,462,708	$2,433,413	$1,640,712

LIABILITIES AND NET ASSETS
Liabilities:
Accounts payable, accrued expenses and other liabilities	$3,925	$3,467	$1,072
Base management fee and incentive fee payable	31,127	24,559	11,212
Due to affiliate	5,011	4,688	2,130
Interest payable	5,277	2,734	1,626
Payables from unsettled transactions	10,588	9,245	478
Derivative liability at fair value	267	—	—
Credit facilities payable	464,057	814,782	414,825
Unsecured notes payable (net of $6,876, $2,900 and $3,272 of unamortized financing costs as of June 30, 2021, March 31, 2021 and September 30, 2020, respectively)	640,042	295,115	294,490

Total liabilities	1,160,294	1,154,590	725,833

Commitments and contingencies
Net assets:
Common stock, $0.01 par value per share, 250,000 shares authorized; 180,361, 180,361 and 140,961 shares issued and outstanding as of June 30, 2021, March 31, 2021 and September 30, 2020, respectively	1,804	1,804	1,409
Additional paid-in-capital	1,730,083	1,730,083	1,487,774
Accumulated overdistributed earnings	(429,473)	(453,064)	(574,304)

Total net assets (equivalent to $7.22, $7.09 and $6.49 per common share as of June 30, 2021, March 31, 2021 and September 30, 2020, respectively)	1,302,414	1,278,823	914,879

Total liabilities and net assets	$2,462,708	$2,433,413	$1,640,712

Oaktree Specialty Lending Corporation

Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three months ended June 30, 2021	Three months ended March 31, 2021	Three months ended June 30, 2020	Nine months ended June 30, 2021	Nine months ended June 30, 2020
Interest income:
Control investments	$3,405	$2,374	$2,558	$8,122	$7,502
Affiliate investments	189	143	127	437	379
Non-control/Non-affiliate investments	48,403	33,133	27,406	110,720	80,214
Interest on cash and cash equivalents	2	5	21	8	320

Total interest income	51,999	35,655	30,112	119,287	88,415

PIK interest income:
Non-control/Non-affiliate investments	4,597	3,801	2,183	11,487	5,290

Total PIK interest income	4,597	3,801	2,183	11,487	5,290

Fee income:
Control investments	13	18	13	46	27
Affiliate investments	5	5	5	15	15
Non-control/Non-affiliate investments	7,805	2,255	1,809	13,392	4,906

Total fee income	7,823	2,278	1,827	13,453	4,948

Dividend income:
Control investments	1,019	209	281	1,358	881

Total dividend income	1,019	209	281	1,358	881

Total investment income	65,438	41,943	34,403	145,585	99,534

Expenses:
Base management fee	8,905	7,074	5,988	22,520	16,890
Part I incentive fee	6,990	4,444	3,556	15,583	9,988
Part II incentive fee	2,837	3,609	—	15,986	(5,557)
Professional fees	1,059	1,017	545	2,943	1,854
Directors fees	147	157	143	447	428
Interest expense	8,823	6,568	6,406	21,486	20,156
Administrator expense	421	293	373	1,047	1,194
General and administrative expenses	716	775	622	2,009	1,934

Total expenses	29,898	23,937	17,633	82,021	46,887
Reversal of fees waived (fees waived)	(750)	(108)	—	(858)	5,200

Net expenses	29,148	23,829	17,633	81,163	52,087

Net investment income before taxes	36,290	18,114	16,770	64,422	47,447
(Provision) benefit for taxes on net investment income	(358)	—	—	(358)	—

Net investment income	35,932	18,114	16,770	64,064	47,447

Unrealized appreciation (depreciation):
Control investments	3,590	18,411	13,790	30,336	(39,605)
Affiliate investments	109	394	(45)	213	(1,839)
Non-control/Non-affiliate investments	(898)	42,803	87,225	83,842	(19,018)
Foreign currency forward contracts	1,116	3,536	(398)	2,226	380

Net unrealized appreciation (depreciation)	3,917	65,144	100,572	116,617	(60,082)

Realized gains (losses):
Control investments	—	—	—	—	777
Non-control/Non-affiliate investments	9,350	8,179	2,821	26,267	(18,117)
Extinguishment of unsecured notes payable	—	—	—	—	(2,541)
Foreign currency forward contracts	(740)	(2,323)	—	(3,586)	(490)

Net realized gains (losses)	8,610	5,856	2,821	22,681	(20,371)

(Provision) benefit for taxes on realized and unrealized gains (losses)	(1,421)	(997)	68	(2,663)	1,613

Net realized and unrealized gains (losses), net of taxes	11,106	70,003	103,461	136,635	(78,840)

Net increase (decrease) in net assets resulting from operations	$47,038	$88,117	$120,231	$200,699	$(31,393)

Net investment income per common share — basic and diluted	$0.20	$0.12	$0.12	$0.41	$0.34
Earnings (loss) per common share — basic and diluted	$0.26	$0.60	$0.85	$1.29	$(0.22)
Weighted average common shares outstanding — basic and diluted	180,361	146,652	140,961	155,970	140,961